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                                                                  Exhibit 12.1

CFP HOLDINGS, INC.
EARNINGS TO FIXED CHARGE RATIO
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                                   Predecessor Company                                   CFP Holdings
                               --------------------------  -------------------------------------------------------------------------
                                               Six Months   Six Months
                                 Year Ended       Ended        Ended            Year Ended September         Three Months Ended
                                                                                                           -------------------------
                               September 30,    March 31,  September 30,                 30,               December 30, December 30,
                                                                           -----------------------------
                                   1992            1993        1993          1994       1995        1996       1995         1996
                               -------------   ----------  -------------   -----------------------------  -------------------------
                                 (dollars in thousands)                           (dollars in thousands)
(Less) Earnings Before Tax      $  (28,834)     $     365   $      87       $  1,015   $  2,886   $ (1,187)   $   820      $   283
                                -----------     ---------   ---------       --------   --------   ---------   -------      -------
Plus:  Fixed Charges
       Interest Expense              3,717          1,908       1,457          2,592      2,383      3,182        795          823
       1/3 of rent exp                 187            108          94            217        208        208         52           52
                                -------------------------   ---------       ------------------------------------------------------
       TOTAL FIXED CHARGES           3,904          2,014       1,551          2,809      2,589      3,388        847          875
                                -----------     ---------   ---------       --------   --------------------   -------      -------
Earnings                        $  (24,930)     $   2,378      $1,638       $  3,824   $  5,264   $  2,201    $ 1,667      $ 1,158
                                -------------------------   ---------       ------------------------------------------------------
Ratio                                (6.38)          1.18        1.06           1.38       2.03       0.65       1.97         1.32
                                -------------------------  -------------------------------------------------------------------------
                                -------------------------  -------------------------------------------------------------------------

Deficiency                         (20,834)                                                         (1,187)
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